Exhibit 10.3

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT, dated April 10, 2017, (the “Effective Date”) by and between World Media & Technology Corp., a Nevada corporation with corporate headquarters located at 600 Brickell Ave., Suite 1775, Miami, Florida 33131 (“WRMT” or the “Licensee”) and Giner, Inc., incorporated in the state of Massachusetts whose corporate office is located at 89 Rumford Ave., Newton, MA 02466 (“GI” or the “Licensor”). Each a “Party” and collectively the “Parties,” agree as follows:

RECITALS

WHEREAS, GI is a research and development orientated company, currently producing some 10,000 alcohol sensors per annum based on patented technology; GI has developed a miniaturized transdermal alcohol sensor (the “TAS”); and

WHEREAS, WRMT has an established route to consumer markets, and seeks to incorporate the TAS into WRMT’s Helo product and distribute it to the consumer self-monitoring market; and

WHEREAS, GI is the legal and beneficial owner of the TAS and its related Intellectual Property Rights as further described in Appendix B, attached hereto and incorporated herein (together, the “Licensed Products”) and is willing to license these Licensed Products exclusively to WRMT in a limited field on the terms set out in this License.

Now, Therefore, the Parties have reached the following agreement with respect to the License:

AGREEMENT

1	INTERPRETATION:

1.1	The definitions and rules of interpretation in this clause apply in this License.

“Affiliate”

Means, as it relates to WRMT, World Global Network, and any corporation or other business entity controlled by or in common control of a party. "Control" as used herein means ownership directly or through one or more Affiliates, of 55% or more of the shares of the share capital entitled to vote for the election of directors, in the case of any corporation, or 55% or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

“Big Data”

means any data outputs provided by GI’s Advanced App, including, but not limited to, user data for those users that consent to the use of their data, alcohol sensor raw signals, alcohol sensor converted signals, and any advanced algorithms outputs.

1

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

“Documentation”

means any written materials supplied by Licensor, either in print or digital format, to be used in conjunction with the Licensed Products for purposes including, but not limited to, installation, operation, training, demonstration, and maintenance of the Licensed Products.

“Integrated Product”

means the alcohol monitoring device that is manufactured by WRMT, or a third party on its behalf, sometimes referred to herein as the “Helo or Helo 2.0 device or unit”, that contains the TAS unit supplied by GI, the TAS housing and the circuits and controls supplied by WRMT.

“Intellectual Property Rights” or “IPR”

all patents, copyrights, design rights, trademarks, service marks, trade secrets, know-how, database rights and other rights in the nature of intellectual property rights (whether registered or unregistered) and all applications for the same, anywhere in the world; (ii) rights relating to innovations, know-how, trade secrets and confidential, technical and non-technical information; (iii) moral rights, mask work rights, author's rights, and rights of publicity; and (iv) other industrial, proprietary and intellectual property related rights (of every kind and nature throughout the world however designated and whether arising by operation of law, contract, license, or otherwise) and all registrations, initial applications, renewals, extensions, continuations, divisions, or reissues now or hereafter in force (including any rights in the foregoing) arising anywhere in the world, that exist as of the Effective Date or hereafter come into existence, regardless of whether or not such rights have been registered in jurisdictions in accordance with the relevant legislation.

“TAS unit”	means the transdermal alcohol sensing component without the sensor housing or sensor housing stack-up.

1.2	The headings in this License do not affect its interpretation. Save where the context otherwise requires, references to clauses and schedules are to clauses and schedules of this License.

1.3	Unless the context otherwise requires:

1.3.1	references to statutory provisions include those statutory provisions as amended or re-enacted; and

1.3.2	references to any gender include all genders.

1.4	In the case of conflict or ambiguity between any provision contained in the body of this License and any provision contained in the Schedule or appendices, the provision in the body of this License shall take precedence.

1.5	Words in the singular include the plural and in the plural include the singular.

2

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

2	EXCLUSIVE LICENSE AGREEMENT AND TERM

2.1	Licensor hereby grants to the Licensee and its Affiliates, from the Effective Date and during the Term:

(a)	a world-wide, non-exclusive, license to operate, use, integrate and display the Licensed Products; and

(b)	a world-wide, exclusive license to use, market, sell and distribute the Licensed Products solely (i) as contained in the Integrated Product, and (ii) in the consumer self-monitoring market.

(i)	Market sectors not covered by the worldwide exclusive license granted to WRMT include the alcohol treatment market, the law enforcement market, the professionals monitoring market, the automotive market, and the academic research market. If a third-party purchaser of Helo devices begins selling in one of the excluded markets, WRMT will immediately inform GI upon knowledge of third-party purchaser entry into one of the excluded markets, and WRMT may continue selling Helo devices to the third-party purchaser only upon consent from GI.

2.2	GI agrees to provide WRMT with a minimum of one hundred (100) TAS units for WRMT field testing by no later than July 1st, 2017, or one month from the date that WRMT’s design partners finalize the TAS design for integration into their Helo 2.0 alpha unit, whichever comes later.

2.3	Within five (5) days of the Effective Date, GI shall provide a demonstration to WRMT of GI’s transdermal alcohol sensing capability by: (a) using the GI R&D prototype WrisTAS 7 device for self-monitoring of drinking events, or (b) a video or in-person demonstration of the GI miniaturized “waterless” prototype transdermal alcohol sensor at GI’s lab.

2.4	Licensor hereby agrees to provide Licensee with: (a) all updates, enhancements, and upgrades to the Licensed Products, as and when made generally available by Licensor, and (b) the technical maintenance and support services as identified in Appendix D for the Term of the Agreement.

3	CONSIDERATION

3.1	NRE Funding.

a)	WRMT, or a third party acceptable to GI, such approval not to be unreasonably withheld, agrees to fund the non-recurring engineering (“NRE”) costs according to the payment schedule as set forth in Appendix C1. GI’s approval of a third party to provide funding of the NRE will not relieve WRMT of its obligation to make the NRE funding payments set forth herein, and any failure of the third party to provide such funding shall constitute a breach of this Agreement by WRMT.

b)	The initial outline of the NRE project milestones and subtasks are provided in the Appendix A Gantt chart, which will be updated monthly, upon mutual written consent of both parties, as the milestones and subtasks are completed or modified according to the project progression.

3

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

c)	GI will apply the revenue received Sensor Enablement Fee (Section 3.5) and the GI Advanced App Payments (Section 3.6) against the NRE cost up to a total of 50% of the total NRE cost. If GI enters one of the excluded markets (Section 2.1) with sales of TAS units that are the same or materially similar to the ion exchange membrane-based electrochemical TAS units developed under this NRE, GI will reimburse WRMT up to an additional 25% of the total NRE cost also paid back by the Sensor Enablement Fee and GI Advanced App Payments.

d)	For the duration of the NRE, GI will provide WRMT with a monthly update on funds spent for GI internal R&D and for the automation system, including tasks accomplished during each monthly period. GI will also allow a third-party auditor to examine the NRE expenditures upon WRMT’s request. If, following an audit of Licensor’s records, it is determined that Licensor has materially overcharged WRMT, Licensor will promptly refund or credit WRMT’s account any excess amounts and will reimburse WRMT for any external auditor fees incurred by WRMT in its audit of Licensor’s records if WRMT has cause to audit Licensor. Any amounts that are billed in advance of a projected payment shall not constitute an overcharge. Licensor agrees to provide and agrees to require that its subcontractors and agents provide WRMT and its auditor’s access to such records. GI must notify WRMT in advance of any potential increase in NRE costs provided in Appendix C1, and if such an increase is accepted by WRMT in writing, then WRMT will pay the additional costs upfront up to a maximum of $160,000, and GI will fully reimburse WRMT for those additional costs from the revenue generated by the Sensor Enablement Fee (Section 3.5) and the GI Advanced App Payments (Section 3.6). GI will pay any NRE increase beyond $160,000.

e)	WRMT will have the right to terminate the Agreement at the three (3), six (6), or nine (9) month payment dates, wherein all rights and obligations of the both Parties, including without limitation all licenses granted hereunder, will be terminated subject to the terms of this Agreement. However, obligations and rights under this Agreement or attached Appendix, which by their nature would reasonably continue beyond the Termination or expiration of this Agreement or Appendix (including those in the Sections entitled “Confidentiality” “Indemnification,” “Infringement,” and “Representations and Warranties”) will survive the Termination or expiration of this Agreement. Without limiting the foregoing, in the event of any such termination WRMT shall be obligated to pay GI for all NRE costs and expenses incurred prior to the date of such termination, to the extent not covered by the prior monthly payments.

f)	If GI does not receive payment within 10 days of the three (3), six (6), or nine (9) month payment dates, Giner will issue a notice of non-payment and WRMT will have 20 days to make payment from the date the notice was issued. If the 20-day period has expired without payment from WRMT, GI has the right to stop work on the NRE and will not be held liable for any damages, including special, consequential, or punitive damages, due to delay(s) resulting from WRMT’s NRE non-payment. GI will have the right to collect any funds spent before the stoppage of work due to non-payment and not covered by previous NRE payments. The rights set forth in this Section are in addition to the termination rights set forth in Section 7 below.

4

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

3.2	WRMT agrees to buy transdermal alcohol sensors exclusively from GI according to the payment conditions set forth in this Section. WRMT will have the right to buy an alternative transdermal alcohol sensor (“Alternative TAS”) technology that is not materially the same or similar to GI’s ion exchange membrane based TAS unit offered on the market at a lesser unit price. GI will have the right of first refusal to match the price of the Alternative TAS, as follows:

a)	In the event that WRMT proposes to purchase an Alternative TAS (a “Proposed Transaction”), then WRMT shall send to GI a notice in writing of all of the terms of the Proposed Transaction (such notice, the “Offer Notice”). The Offer Notice shall constitute an irrevocable offer of the Alternative TAS which is the subject of the Proposed Transaction (the “Offered Alternative Work”) to GI, on the basis described in the Proposed Transaction.

b)	At any time within thirty (30) business days after receipt by GI of the Offer Notice (the “Option Period”), GI may elect to accept the offer with respect to any or all of the Offered Alternative Work under identical terms of the Proposed Transaction and shall give written notice of such election (the “Acceptance Notice”) to WRMT within the Option Period. The closing for any of the Offered Alternative Work by GI shall take place within thirty (30) days following the expiration of the Option Period. After the expiration of the Option Period, if GI has not provided to WRMT an Acceptance Notice for any or all of the Offered Alternative Work under identical terms of the Proposed Transaction, then WRMT may purchase such Offered Alternative Work on identical terms from third parties. However, in the course of negotiation with third parties, if the terms of the Proposed Transaction are materially modified, then WRMT shall again send an Offer Notice to GI outlining any such material modification of the Proposed Transaction (the “Revised Transaction”) and shall grant GI a new Offering Period in which to accept such Revised Transaction. If GI does not elect to accept the offer, then all rights and obligations under this Agreement shall terminate in accordance with Section 7.4. However, obligations and rights under this Agreement or attached Appendix, which by their nature would reasonably continue beyond the Termination or expiration of this Agreement or Appendix (including those in the Sections entitled “Consideration”, “Payment”, “Confidentiality” “Indemnification,” “Infringement,” and “Representations and Warranties”) will survive the Termination or expiration of this Agreement.

3.3	Per Unit Pricing. WRMT agrees to pay GI a unit cost for each unit TAS sold to WRMT according to an annual volume-based sliding unit scale as set forth in Appendix C2.

3.4	Minimum Volume Requirements. WRMT hereby guarantees that the aggregate amount of TAS units purchased by WRMT from GI under this Agreement during each of Year 1, 2, 3, 4 and Year 5, commencing January 1, 2018, or an earlier date if applicable, shall equal or exceed the amounts as set forth in Appendix C3, attached hereto.

a)	If WRMT should fail to meet the yearly volume requirements, WRMT may retain exclusivity by paying One Dollar ($1.00) per TAS unit for the number of shortfall units not purchased in a given year.

b)	In the event WRMT fails to meet the minimum volume requirements set forth in Appendix C3 and fails to pay the shortfall amount within 45 days from the end of the applicable year period, then, notwithstanding anything in this Agreement to the contrary, and at GI’s election and not obligation, (i) GI shall be free to appoint other distributors for its TAS units in the consumer self-monitoring market, (ii) WRMT’s exclusive rights to the sale, marketing, and distribution of Licensed Products shall become non-exclusive, and (iii) GI will have the right to exclusively license the Licensed Products for sale, marketing, and distribution in the consumer self-monitoring market (and this Agreement and all licenses granted to WRMT hereunder will terminate) upon payment to WRMT for 50% of the total NRE amounts actually paid by WRMT less any NRE repayments to WRMT according to the provisions in Section 3.1.

5

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

3.5	Sensor Enablement Fee. In lieu of revenue-sharing payments generated by third-party API developers from the use of GI’s transdermal alcohol sensor software development kit, WRMT will provide an additional sensor enablement fee of $0.25 per sensor for the access to GI’s transdermal alcohol sensor by third-party apps.

3.6	Giner Advanced App Payments. GI will receive 30% of the Net Revenue, as defined in Appendix F, generated by purchases, downloads or subscriptions of the advanced app developed by GI under the terms set forth in Section 4.3.

4	WORK; ACCEPTANCE

4.1	Labor and Materials. GI will furnish all supervision, labor, tools, power, transportation, material and supplies (collectively, the “Labor and Material”) specified in the applicable Statement of Work (“SOW”) except any items specifically listed in an Appendix E as being furnished by WRMT or others. It is GI’s duty to inspect all Labor and Material furnished by GI in connection with the Services rendered as part of the NRE (Appendix D), and to report all defects of which GI becomes aware in the performance of the Services. Such inspection will include inspection for defects that could cause property damage or personal injury. GI will not use any Labor and Material, or permit the same to be incorporated into the Services, which is defective or which would otherwise result in an unreasonable risk of harm to persons or property.

4.2	GI shall perform the integration work as set forth in the Statement of Work (“SOW”) as set forth in Appendix E, and provide the deliverables to WRMT specified therein.

a)	WRMT shall be the exclusive owner of all right, title, and interest in and to all the “Integration Work,” consisting solely of the Intellectual Property Rights related to the TAS housing design and specific electronic circuit layout (but not the electronic circuit schematic that is the subject of GI’s background intellectual property) that are integrated with the Helo device. Licensor hereby agrees to assign or have assigned to WRMT and hereby assigns all Intellectual Property Rights in and to the Integration Work. GI and WRMT agree to negotiate in good faith for the sale of the TAS housings to GI that are subject to the rights granted for the Integration Work.

4.3	GI agrees to build a mobile software application using TAS and other Helo data, and this application shall have advanced features, such as a hangover alert, as set forth in more detail in the Statement of Work Appendix F (the “Advanced App”).

6

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

a)	GI shall be the exclusive owner of all right, title, and interest in and to the Advanced App, including, without limitation, all Intellectual Property Rights related thereto. Notwithstanding the foregoing, WRMT retains the rights to any data stored in, or generated through, the use of the Advanced App; see Section 6.3 below.

4.4	Acceptance Procedure

a)	Upon receipt of the Licensed Products and/or any other deliverables specifically contemplated by this Agreement, as applicable (each, a “Deliverable” and together, the “Deliverables”), WRMT will have thirty (30) business days from the date of receipt (“Acceptance Period”) in which to test and evaluate the Deliverable as specified in this Agreement, and determine whether it materially conforms to the Specifications. Before the end of the Acceptance Period, WRMT will provide GI with a written notice of acceptance of the Deliverable or a notice of rejection that (i) specifies in reasonable detail the material non-conformance(s) to the applicable Specifications that are the basis for the rejection, and (ii) is accompanied by test suites and test results, if applicable, evidencing such non-conformance(s). A failure of a Deliverable to operate in accordance with the applicable Specifications that is caused by other materials or devices, not supplied by GI, in which the Deliverable is integrated shall not constitute a failure of the Deliverable itself and shall not be grounds for rejection of the Deliverable. If GI does not receive such a notice of rejection during the Acceptance Period, the Deliverable will be deemed accepted.

b)	If GI receives such a notice of rejection during the Acceptance Period, GI will use its best efforts to correct any material non-conformance(s) specified in the rejection notice and to deliver the corrected Deliverables Item to WRMT. The process set forth in this Section will continue until one of two events occur: (a) the Deliverables are accepted by WRMT; or (b) if (30) thirty business days after GI received the notice of rejection have passed without a response from GI, then Deliverables Item will be deemed not accepted. If (b) occurs, WRMT shall not be liable for any of the work performed by GI and shall be entitled to a refund of all monies previously paid for that particular Deliverables Item.

4.5	WRMT will provide GI with any assistance and grant GI access to any information, subject to the confidentiality provisions set forth in this Agreement, GI requires to permit GI to bring the Deliverables to functionality described in the Appendices, the Specifications in the SOW and elsewhere. WRMT will ensure that all WRMT’s personnel who may be necessary or appropriate for the successful development, testing, and/or implementation of the Deliverable on reasonable notice, (i) be available to assist GI’s personnel by answering business, technical and operational questions and providing requested documents, guidelines, procedures in a timely manner; (ii) participate in progress related meetings; and (iii) contribute to system testing. WRMT is responsible for the results produced to its business and engineering requirements. WRMT shall not be liable for any delays in development or implementation of the Deliverables due to lack of assistance by WRMT or other factors beyond WRMT’s control.

4.6	Shipment; Inspection

a)	Purchase Orders. WRMT shall order TAS units (“Products”) by written notice to GI. Each order shall specify the number of units to be shipped, the type of units to be shipped, the desired method of shipment and the location. GI shall indicate its acceptance of such order by returning a signed copy to WRMT. GI agrees to ship units to WRMT as close as possible to the delivery schedule set forth in each order as accepted by GI, unless GI otherwise indicates in writing. GI shall not be required to honor any order that specifies a shipping date earlier than that approved in writing.

7

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

b)	WRMT Inspection; Rejection. WRMT shall inspect all Products promptly upon receipt thereof and may reject any defective Product, provided that WRMT shall (i) within the earlier of thirty (30) days after receipt of such alleged defective Product or ten (10) days after discovery of such alleged defect, notify the GI of its rejection and request a Return Material Authorization (‘RMA’) number and (ii) within ten (10) days of receipt of the RMA number from GI return such rejected Product to GI, freight prepaid and properly insured. Products not rejected within the foregoing time periods shall be deemed accepted by WRMT. In the event that GI determines that the returned Product is defective and properly rejected by WRMT, GI shall at its option, repair or replace such defective Product, or accept return for credit of such defective Product. GI shall return to WRMT, freight prepaid, all repaired or replaced Products properly rejected by WRMT. In the event that any rejected product is determined by GI to not be defective or to have been modified or subjected to unusual electrical or physical stress, misuse, abuse or unauthorized repair, WRMT shall reimburse GI for all costs and expenses related to the inspection, repair, if any, and return of such Product to WRMT.

c)	Shipment. All shipments of Product shall be made FOB GI’s plant and liability for loss or damage in transit, or thereafter, shall pass to WRMT upon GI’s delivery of Product to a common carrier for shipment. Shipping dates are approximate and are based, to a great extent, on prompt receipt by GI of all necessary ordering information from WRMT. WRMT shall bear all costs of transportation and insurance and will promptly reimburse GI if GI prepays or otherwise pays for such expenses. GI shall not be in default by reason of any failure in its performance under this Agreement if such failure results from, whether directly or indirectly, fire, explosion, strike, freight embargo, Act of God or of the public enemy, war, civil disturbance, act of any government, de jure or de facto, or agency or official thereof, material or labor shortage, transportation contingencies, unusually severe weather, default of any other manufacturer or a supplier or subcontractor, quarantine, restriction, epidemic, or catastrophe, lack of timely instructions or essential information from WRMT, or otherwise arisen out of causes beyond the control of the GI. Nor shall the GI at any time be liable for any incidental, special or consequential damages.

4.7	Payment

a)	GI shall invoice WRMT for each order at WRMT’s address set forth in Section 17 below after shipment of such order by GI. WRMT shall pay GI net (30) thirty days from GI’s date of invoice. All payments will be made in U.S. Dollars. WRMT will advise GI of any billing discrepancies or disputes within ten (10) days after receiving the invoice.

b)	In the event GI has not received payment within (30) thirty days and has not been notified of any billing discrepancies or disputes by WRMT, GI will shall have the right to discontinue manufacturing or supplying any products to WRMT. The rights set forth in this Section are in addition to the termination rights set forth in Section 7.

c)	The Sensor Enablement Fee will be due and payable upon delivery of the TAS units to WRMT.

8

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

d)	The Advance App Payments shall be payable through WRMT’s payment processor, Paynovi, at the end of the month following the month in which the Advanced App was downloaded by an end user.

e)	WRMT shall keep, and shall cause any third party payment processor, including Paynovi, to keep records of all transactions for which payments under the preceding subsections are due hereunder, in sufficient detail to enable such amounts to be verified, for a period of two (2) years from the date of payment of such fees. WRMT will permit, and shall cause its third party payment processors, including Paynovi to permit, such records to be inspected by an auditing firm selected by GI up to twice in each calendar year. All such examinations shall be made at GI’s expense, unless such an examination discloses an underpayment in excess of 5% of the amount actually due, in which event WRMT shall immediately pay the reasonable costs of such examination together with the amount due and owing.

5	REPRESENTATIONS AND WARRANTIES

5.1	Authority. Each Party represents and warrants that (A) it has obtained all necessary approvals, consents and authorizations to enter into this Exclusive License Agreement and to perform and carry out its obligations under this Exclusive License Agreement; (B) the person executing this Exclusive License Agreement on the party’s behalf has express authority to do so and to bind the party; (C) the execution, delivery, and performance of this Exclusive License Agreement does not violate any provision of any bylaw, charter, regulation, or any other governing authority of the party and is duly authorized by all necessary partnership or corporate action; and (D) this Exclusive License Agreement is a valid and binding obligation of the party.

5.2	Attached as Schedule 5.4 is a list of any and all companies that have a contract or other licensing arrangement with GI for the use of GI’s transdermal alcohol sensor technology or related IPR. GI represents and warrants that it has no existing contracts or licensing agreements with KHN/BACtrack for the use of GI’s transdermal alcohol sensor technology and related IPR.

5.3	GI hereby represents and warrants that as of the Effective Date it has ceased all communication with any other interested parties, and shall not solicit any new third parties, regarding its transdermal alcohol sensor technology in the consumer self-monitoring market. This non-communication period will expire as of August 31, 2017 or at the termination of this Agreement, whichever comes later. During the non-communication period, GI may enter discussions with third parties only for the excluded markets as listed in Section 2.1(b) above.

5.4	Ownership. Licensor warrants that it owns or has sufficient rights in the Deliverables and any and all related Intellectual Property Rights to grant WRMT the licenses set forth herein. Licensor warrants that it has and will comply with all laws attendant upon its performance under this Agreement.

9

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

5.5	Claims or Demands. Licensor represents and warrants, to its knowledge, that there are no unresolved claims, demands or pending litigation, relating to the Licensed Products or the Intellectual Property Rights in the Licensed Products. Upon receipt of notice from a third party alleging any claim, including, but not limited to claims arising out of performance of activities under this Exclusive License Agreement or any infringement or misappropriation of any Intellectual Property Rights by use or license of Licensed Products, Licensor shall take all appropriate actions to handle the claim in accordance with the requirements of this Exclusive License Agreement. Licensor will immediately notify WRMT if, during the term of this Agreement, Licensor becomes aware of any action, suit or proceeding, pending or threatened, which may have a material adverse effect on Licensor’s ability to fulfill its obligations under this Agreement.

5.6	Warranty of Services. Licensor warrants and represents that the NRE services performed by Licensor or its personnel shall be performed in a professional manner, in material compliance with the specifications given by WRMT, consistent with the best practices in Licensor’s industry and in a diligent, workmanlike, and expeditious manner.

5.7	Licensor warrants to WRMT that at the time of delivery to WRMT the Deliverables furnished hereunder will be free from all liens and encumbrances, and will substantially conform to and perform in accordance with applicable Specifications and Performance Requirements, set forth in this Agreement. Any Deliverables that fail to perform in accordance with the applicable Specifications and Performance Requirements at the time of delivery shall be repaired or replaced by GI, free of charge, provided GI is notified of such failure within thirty (30) days following the date of delivery. In addition, if a Deliverable contains one or more original equipment manufacturer’s (“OEM”) warranty, Licensor represents that it has the authority to and does assign such OEM warranties to WRMT. Licensor further warrants that at the time of delivery to WRMT the Licensed Products will perform and be compatible with the Licensee’s technical environment, including hardware, operating system(s), software application(s), and networks specified by Licensee in the Specifications set forth in this Agreement. Licensor warrants that all Deliverables provided to WRMT hereunder will be tested prior to delivery to WRMT.

5.8	The warranties set forth herein are extended solely to WRMT and WRMT is responsible for all warranties extended directly to end users of the Integrated Products. WRMT will not provide any warranties with respect to the TSA units integrated in the Integrated Products that exceed the warranties set forth herein without the prior written consent of GI.

5.9	THE ABOVE ARE THE ONLY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, THAT ARE MADE BY GI AND GI DISCLAIMS ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY GI, ITS AGENTS OR EMPLOYEES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THE WARRANTIES IN THIS AGREEMENT.

5.10	All obligations relating to the sale of an Integrated Product to an end user customer shall remain with WRMT GI will have no obligations with respect to the warranting of any Integrated Products, other than as may be expressly set forth in this Section. WRMT will invoice the end user customer for any payments that may become due from the customer, and WRMT will collect and receive payments from the end user customer on account of any such invoice.

10

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

6	INTELLECTUAL PROPERTY RIGHTS

6.1	The Licensee acknowledges that all Intellectual Property Rights in the Licensed Products belong to the Licensor, and the Licensee shall have no rights in or to the Licensed Products other than the right to use it in accordance with the terms of this License. The Licensor’s Intellectual Property Rights comprise existing intellectual property as of the Effective Date of this Agreement, including, but is not limited to, US Nonprovisional Patent No. 5,944,661, US Provisional Patent No. 62/447,214 ,TAS units currently sold to collaborators and commercial partners, the WrisTAS 7 sensing component and all previous sensing component versions, the WrisTAS 7 device, a miniaturized “waterless” TAS sensing component, potentiostatic circuitry, electronic circuit layout and design for the TAS sensor, sensor hardware, sensor software, data analysis algorithms, calibration methods, calibration curves and values, and manufacturing know-how thereof. Licensor’s Intellectual Property Rights also comprise any future intellectual property developed related to Licensee’s transdermal alcohol sensor technology developed by Licensee.

6.2	Licensor’s Marks. Licensor grants WRMT the right to use, reproduce, publish and display Licensor’s names, trademarks, service marks, designs, logos or symbols (“Licensor Marks”), including the Licensed Product names and Licensor’s Marks, in connection with the development, use, reproduction in promotional and marketing materials, content directories and indices, and electronic and printed advertising, newsletters and mailings and exhibitions, trade shows or equivalent events about Licensor and its relationship with WRMT. This Agreement gives WRMT a non-exclusive, royalty-free, limited license to reproduce Licensor Marks as reasonably necessary for the sole purpose of allowing WRMT to fully promote and market the Licensed Products pursuant to the terms of this Agreement. WRMT acknowledges and agrees that Licensor is the exclusive owner of Licensor Marks and that their use as provided in this Agreement will not create in WRMT any right, title or interest therein or to them.

6.3	Notwithstanding the foregoing, the parties agree that the Integration Work and their related IPR, and any data stored in the Licensed Products, Advanced App or in relation thereto that relates to Licensee’s business or is generated through end user’s use of the Licensed Products or Advanced APP or is generated in the course of Licensee’s operations, including any ”Big Data”, or data structures or relationships is the exclusive property of Licensee.

a)	GI will have the right of first refusal to match any proposal involving the exploitation of “Big Data” generated from GI’s TAS, as follows:

i)	In the event that WRMT proposes to offer “Big Data” generated from GI’s TAS (a “Proposed Transaction”), then WRMT shall send to GI a notice in writing of all of the terms of the Proposed Transaction (such notice, the “Offer Notice”). The Offer Notice shall constitute an irrevocable offer of the Big Data which is the subject of the Proposed Transaction (the “Offered Big Data”) to GI, on the basis described in the Proposed Transaction.

11

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

ii)	At any time within thirty (30) business days after receipt by GI of the Offer Notice (the “Option Period”), GI may elect to accept the offer with respect to any or all of the Offered Big Data under identical terms of the Proposed Transaction and shall give written notice of such election (the “Acceptance Notice”) to WRMT within the Option Period. The closing for any of the Offered Big Data by GI shall take place within thirty (30) days following the expiration of the Option Period. After the expiration of the Option Period, if GI has not provided to WRMT an Acceptance Notice for any or all of the Offered Big Data under identical terms of the Proposed Transaction, then WRMT may offer such Offered Big Data on identical terms to third parties. However, in the course of negotiation with third parties, if the terms of the Proposed Transaction are materially modified, then WRMT shall again send an Offer Notice to GI outlining any such material modification of the Proposed Transaction (the “Revised Transaction”) and shall grant GI a new Offering Period in which to accept such Revised Transaction.

6.4	WRMT shall have the right of first refusal on a deal for any GI spin-off to transdermal sensing technology (e.g. a transdermal marijuana sensor, a transdermal carbon dioxide sensor, etc) (“Derivative Work”), as follows:

a)	In the event that GI proposes to license, sell, assign or otherwise transfer ownership of Derivative Work (a “Proposed Transaction”), then GI shall send to WRMT a notice in writing of all of the terms of the Proposed Transaction (such notice, the “Offer Notice”). The Offer Notice shall constitute an irrevocable offer of the Derivative Work that is the subject of the Proposed Transaction (the “Offered Derivative Work”) to WRMT, on the basis described in the Proposed Transaction.

b)	At any time within thirty (30) business days after receipt by WRMT of the Offer Notice (the “Option Period”), WRMT may elect to accept the offer with respect to any or all of the Offered Derivative Work under identical terms of the Proposed Transaction and shall give written notice of such election (the “Acceptance Notice”) to GI within the Option Period. The closing for any of the Offered Derivative Work by WRMT shall take place within thirty (30) days following the expiration of the Option Period. After the expiration of the Option Period, if WRMT has not provided to GI an Acceptance Notice for any or all of the Offered Derivative Work under identical terms of the Proposed Transaction, then GI may offer such Offered Derivative Work on substantially similar terms to third parties. However, in the course of negotiation with third parties, if the terms of the Proposed Transaction are materially modified, then GI shall again send an Offer Notice to WRMT outlining any such material modification of the Proposed Transaction (the “Revised Transaction”) and shall grant WRMT a new Offering Period in which to accept such Revised Transaction.

7	TERM, TERMINATION AND RIGHT OF FIRST REFUSAL

7.1	The term of this Agreement shall begin on the Effective Date and shall continue until December 31, 2022 (the “Initial Term”), subject to perpetual automatic annual renewal, as follows: If WRMT meets the target volume in Year 5, as set forth in Appendix C3, or maintains exclusivity by paying the shortfall fee, then the Agreement will automatically renew for an additional year, with a new volume target to be negotiated and mutually agreed upon by both parties in good faith. The Agreement will continue to automatically renew for subsequent annual periods so long as WRMT meets or exceeds the volume target of the preceding year or pays the shortfall fee. The target volume of each successive year after Year 5 shall not exceed an increase of fifteen percent (15%) of the preceding year’s target volume, and such increase amount shall apply if the parties are not otherwise able to mutually agree on an increase.

12

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

7.2	This Agreement may be terminated by either party if the other party fails to perform fully, or comply fully, with any material provision of this Agreement and such failure continues for a period of 30 days after receipt of written notice of such non-conformance or noncompliance.

7.3	At any time following the full payment to GI of the NRE, in the event that WRMT determines Helo 2.0 and successor products using the GI TAS is no longer financially viable, WRMT may terminate this Agreement, and GI will have the option for a period of eighteen (18) months from date of WRMT’s notice under this provision to buy back WRMT’s worldwide exclusive license for the consumer self-monitoring market for 50% of the total NRE amounts actually paid by to GI less any NRE repayments to WRMT according to the provisions in Section 3.1. Should GI choose not to exercise its option under this provision, (i) this Agreement shall remain in effect through the end of the then-current term, at which time this Agreement will terminate; (ii) all minimum volume purchase requirements shall expire, and (iii) the licenses granted to WRMT under Section 2.1 shall become non-exclusive for the consumer self-monitoring market.

7.4	On termination:
a)	all rights granted to the Licensee under this License shall cease;
b)	the Licensee shall cease all activities authorised by this License; and
c)	Upon early termination, GI will terminate all future work and return any and all unspent funds allocated for the completion of the project that have previously been paid to GI by WRMT.

8	FORCE MAJEURE

No Party shall be liable to the other for any delay or non-performance of its obligations under this License arising from any cause beyond its reasonable control including, without limitation, any of the following: act of God, governmental act, war, fire, flood, explosion or civil commotion. For the avoidance of doubt, nothing in clause 8 shall excuse the Licensee from any payment obligations under this license.

9	CONFIDENTIALITY AND PUBLICITY

9.1	In connection with this Agreement, either Party may disclose to the other Party its Information. Information of a disclosing Party is confidential or proprietary only if it is clearly marked or otherwise identified by the disclosing Party as being confidential or proprietary, provided that if it is orally or visually disclosed (including Information conveyed to an answering machine, voice mail box or similar medium), the disclosing Party must designate it as confidential or proprietary within 30 days of disclosure. Notwithstanding the foregoing, a disclosing Party is not obligated to mark, identify, or so designate, Information that the disclosing Party discloses to or is otherwise obtained by the receiving Party’s employees, contractors, or representatives (i) who are located on the disclosing Party’s premises; (ii) who access the disclosing Party’s systems; or (iii) who otherwise obtain Information in connection with this Agreement, any such Information so disclosed is automatically deemed to be confidential and proprietary. Additionally, the failure to mark or designate information as being confidential or proprietary will not waive the confidentiality where it is reasonably obvious, under the circumstances surrounding disclosure, that the information is confidential or proprietary; any such information so disclosed or obtained is automatically deemed to be confidential and proprietary. Information provided by either Party to the other Party prior to the Effective Date of this Agreement in connection with the subject matter hereof, including any such Information provided under a separate non-disclosure agreement (howsoever denominated) is also subject to the terms of this Agreement. Neither Party has any obligation to the other Party with respect to Information that: i) at the time of disclosure was already known to the receiving Party free of any obligation to keep it confidential (as evidenced by the receiving Party’s written records prepared prior to such disclosure), ii) is or becomes publicly known through no wrongful act of the receiving Party (such obligations ceasing at the time such Information becomes publicly known), iii) is lawfully received from a third party, free of any obligation to keep it confidential, iv) is independently developed by the receiving Party or a third party, as evidenced by the receiving Party’s written records, and wherein such development occurred without any direct or indirect use of or access to the Information received from the disclosing Party, or v) the disclosing Party consents in writing to be free of restriction.

13

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

9.2	With respect to the Information of the disclosing Party, the receiving Party must:

a)	hold all such Information in confidence with the same degree of care with which it protects its own Information, but with no less than reasonably prudent care;

b)	restrict disclosure of such Information solely to its employees, contractors, and agents with a need to know such Information, advise such persons of their confidentiality obligations under this Agreement with respect to the Information, and ensure that such persons are bound by obligations of confidentiality reasonably comparable to those imposed in this Agreement;

c)	use such Information only as needed to perform its obligations under this Agreement;

d)	except as necessary under Section 10.01(b)(iii), not copy, distribute, or otherwise use any such Information or allow anyone else to copy, distribute, or otherwise use such Information; and ensure that any and all copies bear the same notices or legends, if any, as the originals; and

e)	upon the disclosing Party’s request, promptly return, or destroy all or any requested portion of the Information, including tangible and electronic copies, notes, summaries, extracts, mail or other communications, and provide written certification within fifteen business days to the disclosing Party that such Information has been returned or destroyed, provided that with respect to archival or back-up copies of Information that reside on the receiving Party’s systems, the receiving Party will be deemed to have complied with its obligations under this Section 9.2(b)(v) if it makes reasonable efforts to expunge from such systems, or to permanently render irretrievable, such copies.

9.3	The terms of this License are confidential and may not be disclosed by either Party without the prior written consent of the other Party. Neither WRMT nor GI will issue a press release or otherwise disclose that the two companies are working together without the consent of the other party, provided that consent is not unreasonably withheld from the other party. Nothing in the foregoing, however, shall prohibit a party from making such disclosures to the extent deemed necessary under applicable federal, state or provincial securities laws or any rule or regulation of any securities exchange; in such event, however, the disclosing party shall use good faith efforts to consult with the other party prior to such disclosure. Notwithstanding anything to the contrary in this Agreement, GI understands and acknowledges that information related to the installation, operation, repair, or maintenance of the Deliverables will not be considered confidential or proprietary, and WRMT may disclose any such information for purposes of installing, operating, repairing, replacing, removing, and maintaining the Deliverables.

14

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

9.4	A receiving Party’s obligations with respect to any particular Information of a disclosing Party remains in effect, for a period of five (5) years after the expiration or termination of this Agreement; provided, however, that with respect to trade secrets of a disclosing Party, the confidentiality obligations of the receiving Party shall remain in effect for so long as the disclosing Party continues to maintain the trade secrets as such.

10	INDEMNIFICATION

10.1	Definitions. For purposes of this Section 10:

“Indemnified Parties” means WRMT and its Affiliates, as well as their agents, individually or collectively, as the case may be.

“Accused Elements” means any products, hardware, software, systems, content, services, methods, documents, materials, data or information (or functionality therein) provided by or on behalf of GI.

10.2	Infringement Indemnity. GI agrees to indemnify, hold harmless, and defend the Indemnified Parties against any costs, damages or expenses (each a “Loss”) resulting from, arising out of or relating to any allegation, threat, demand, claim or lawsuit brought by any third party (“Covered Claim”), regardless of whether such Covered Claim is meritorious, for infringement (including direct, contributory and induced infringement) of any patent, copyright, trademark, service mark, or other intellectual property right in connection with the Accused Elements, including, for example, any Covered Claim of i) infringement based on making or having made, repair, receipt, use, importing, sale or disposal (and offers to do any of the foregoing) of Accused Elements, (ii) misappropriation of any trade secret, proprietary or non-public information in connection with the Accused Elements (any and all such Loss referenced in this Section is referred to as a “Covered Loss”).

GI shall have no liability or obligation hereunder with respect to any Covered Claim if such Covered Claim is caused by (i) compliance with designs, guidelines, plans or specifications of WRMT; (ii) use of any Licensed Product by WRMT or its customers in an application or environment other than as specified in applicable Specifications; (iii) modification of any Licensed Product by any party other than GI or the combination, operation or use of any Licensed Product with other product(s) not supplied by GI; or (iv) use of any Licensed Product in the Integrated Product where the Licensed Product would not by itself be infringing. WRMT agrees to indemnify and hold harmless GI from and against all liabilities, obligations, costs, expenses and judgments, including court costs, reasonable attorneys’ fees and expert fees, arising out of any of the circumstances stated in this Section.

GI retains sole control over the defense and settlement of any Covered Claim. WRMT agrees to cooperate in every reasonable way with GI to facilitate the defense and may, at its option and at its own expense, participate with GI in the defense with counsel of its own choosing.

15

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

10.3	Continued Use of Accused Elements Upon Injunction. Without in any manner limiting the foregoing indemnification, if, as a result of a Covered Claim, (1) Indemnified Parties’ rights under this Agreement are restricted or diminished; or (2) an injunction, exclusion order, or other order from a court, arbitrator or other competent tribunal or governmental authority preventing or restricting the Indemnified Parties’ use or enjoyment of the Accused Elements is issued, imminent, or reasonably likely to be issued, then, in addition to its other obligations set forth in this Section 10.3 GI, in any case at its sole expense and at no loss, cost or damage to the Indemnified Parties, agrees to use commercially reasonable efforts to obtain for the Indemnified Parties the right to continue using or conducting other activities with respect to the Accused Elements; provided that if GI is unable to obtain such right, GI must modified or replacement non-infringing Accused Elements that are equally suitable and functionally equivalent while retaining the quality of the original Accused Elements and complying fully with all the representations and warranties set forth in this Agreement; provided further that if GI is unable in this way to provide such modified or replacement non-infringing Accused Elements, WRMT will have the right, without prejudice to any other rights or remedies that WRMT has in contract, law or equity: (1) to terminate this Agreement; and (2) to require GI, as applicable, to remove, accept return of, or discontinue the provision of the Accused Elements, to refund to WRMT that portion of the purchase price thereof or other monies paid therefor amortized over a three (3) year period.

Notwithstanding any other provision of this Agreement to the contrary, should an injunction be issued against any person (whether or not stayed or currently in effect), affecting the Indemnified Parties’ ability to use or conduct other activities with respect to the Accused Elements, then the Indemnified Parties may require GI to seek the right to continue to use, or conduct other activities with respect to, the Accused Elements.

10.4	Forbidden Settlements. GI is not authorized to settle any Covered Claim, in whole or in part, in a manner that would require any Indemnified Party to modify or discontinue its products or services (or offerings thereof), without WRMT’s prior written consent, which consent will not be unreasonably withheld.

10.5	Exceptions. GI will not be liable or obligated to any of the Indemnified Parties for any Loss resulting from an Covered Claim if and to the extent that such Covered Claim is clearly based on, and would not have arisen but for:

a)	use of the Accused Elements by the Indemnified Parties in a manner that constitutes an uncured material breach of an explicit prohibition in this Agreement; or

b)	a modification or alteration of the Accused Elements by an Indemnified Party that is unauthorized by GI or the combination, operation or use of any Accused Element with other product(s) not supplied by GI; or

c)	GI’s contractually required conformance to the Indemnified Party’s written specifications; or

(d)	use of any Accused Element in the Integrated Product where the Accused Element would not by itself be infringing

WRMT agrees to indemnify and hold harmless GI from and against all liabilities, obligations, costs, expenses and judgments, including court costs, reasonable attorneys fees and expert fees, arising out of any of the circumstances stated in this Section 10.5.

16

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

10.6	General Indemnity. Except where Licensor is obligated to indemnify the Indemnified Parties as set forth in this Section 10, without limiting any obligation of WRMT to indemnify Licensor under Section 10.5, Licensee (as the “Indemnifying Party”) will indemnify, hold harmless and defend Licensor (as the “Indemnified Party”) from and against any and all losses, damages, expenses (including reasonable attorneys’ and expert fees), claims, liabilities, suits or actions (“Claims”), arising from or in connection with, or resulting from, Licensee’s development, testing, marketing, sale and distribution of the Integrated Products. In addition to GI’s indemnification obligations set forth above, Licensor (as the “Indemnifying Party”) will indemnify, hold harmless and defend Licensee, including its Affiliates and agents (as the “Indemnified Party”) from and against any and all Claims, arising or resulting from or in connection with the intentional or grossly negligent acts or omissions of Licensor pursuant to this Agreement, whether carried out by Licensor’s employees, agents or subcontractors. Licensee shall not be obligated to indemnify Licensor with respect to any Claim is obligated to provide indemnification under this Section. The foregoing indemnification obligations require that: (i) the Indemnified Party shall notify the Indemnifying Party in writing of the Claim within a reasonable period of time after becoming aware of such claim or the Indemnifying Party’s potential culpability and (ii) the Indemnifying Party has primary control of the defense and all related settlement negotiations. Failure of the foregoing obligations shall affect the indemnification obligation only to the extent such failure materially and adversely impacts the ability of the Indemnifying Party to successfully defend against the Claims. The Indemnifying Party agrees that any settlement of such claim or cause of action shall release the Indemnified Party fully, absolutely, and finally from any liability related to such cause of action. The Indemnifying Party shall minimize, to the extent possible, publicity adverse to the Indemnified Party associated with any such settlement. The Indemnifying Party shall not agree to a settlement which names the Indemnified Party as culpable absent the prior written consent of the Indemnified Party. In the event that the Indemnifying Party, in the reasonable judgment of the Indemnified Party, lacks the financial resources to adequately and timely defend such claim or if the Indemnifying Party has indicated in writing its unwillingness to so defend such claim, the Indemnified Party may defend and the Indemnifying Party shall reimburse, all costs related to such defense.

10.8	NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY (AND WHETHER OR NOT SUCH A PROVISION CONTAINS LANGUAGE THAT REPRESENTS ITSELF AS TAKING PRECEDENCE OVER OTHER PROVISIONS CONTRARY TO IT), WHETHER EXPRESS OR IMPLIED, NONE OF THE LIMITATIONS OF LIABILITY (INCLUDING ANY LIMITATIONS REGARDING TYPES OF OR AMOUNTS OF DAMAGES OR LIABILITIES) CONTAINED ANYWHERE IN THIS AGREEMENT WILL APPLY TO A PARTY’S OBLIGATIONS UNDER THIS SECTION 10.

11	LIMITATION OF LIABILITY

Without limiting Indemnification and Confidentiality obligations set forth in this Agreement, in no event shall (i) either Party be liable to the other for any punitive, special, indirect, consequential or incidental damages arising out of this Agreement, however caused, based on any theory of liability, and (ii) GI’s aggregate liability for all direct damages arising out of the subject matter of this Agreement, whether in contract, tort or otherwise, exceed one hundred fifty percent (150%) the payment amounts actually received by GI from WRMT hereunder.

17

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

12	WAIVER

No forbearance or delay by either Party in enforcing its rights shall prejudice or restrict the rights of that Party, and no waiver of any such rights or of any breach of any contractual terms shall be deemed to be a waiver of any other right or of any later breach.

13	SEVERABILITY

If any provision of this License is judged to be illegal or unenforceable, the continuation in full force and effect of the remainder of the provisions shall not be prejudiced. The Parties will negotiate in good faith to replace the unenforceable provision with an enforceable provision with effect nearest to that of the provision being replaced.

14	AMENDMENTS

Any amendment, waiver or variation of this License shall not be binding on the Parties unless set out in writing, expressed to amend this License and signed by or on behalf of each of the Parties.

15	ASSIGNMENT

Except as otherwise provided in this Section, neither Party may assign this Exclusive License Agreement or any of its rights or obligations under this Agreement without the prior written approval of the other Party. Any attempted assignment, delegation or transfer without the necessary approval will be null and void. Notwithstanding the foregoing, either Party may assign or transfer this Agreement without the prior written approval of, but with no less than thirty (30) days prior written notice to, the other to a third party controlled by or under common control with the transferor; or (ii) in connection with a sale of all or substantially all of the Party’s assets or all or substantially all of the assets to which this Agreement relates, unless the sale occurs during the work to be performed as set forth in Section 3.1 above and the time period specified in Appendix E, in which case prior written approval is required. Any transferee must agree to be bound by the same rights and obligations to which the transferor is bound under this Agreement.

16	THIRD PARTY RIGHTS

Notwithstanding any other provisions of this Agreement, nothing in this Agreement confers or purports to confer any right to enforce any of its terms on any person who is not a party to it. This Exclusive License Agreement is binding upon, inures to the benefit of, and is enforceable by the Parties and their respective successors and permitted assigns. Licensor agrees that Licensee Affiliates are intended third party beneficiaries of this Exclusive License Agreement and are entitled to rely upon all rights representations, warranties, and covenants made by Licensor herein to the same extent as if each affiliate were Licensee hereunder.

18

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

17	NOTICES

Any notice required to be given pursuant to this Exclusive License Agreement shall be in writing, and shall be sent to the other Party marked for the attention of the person at the address set out for such Party in this Exclusive License Agreement. Notices may be sent by first-class mail or fax, with a confirmation email copy sent to the authorised email address at the time the notice is sent. Correctly addressed notices sent by first-class mail shall be deemed to have been delivered 72 hours after posting and correctly directed faxes shall be deemed to have been received instantaneously on transmission subject to receipt of an acknowledgement of successful transmission.

Notices shall be sent to:

Giner Inc.

89 Rumford Ave.Newton, MA 02466

Fax: 781-893-6470

Email: cmittelsteadt@ginerinc.com

World Media & Technology Corp.

Address: 600 Brickell Ave., Suite 1775

Miami, Florida 33131

Email: f.galdi@worldmediatech.com

18	ENTIRE AGREEMENT

This Exclusive License Agreement contains the whole agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings between the Parties relating to that subject matter, including without limitation and previously executed confidentiality agreement.

19	GOVERNING LAW AND JURISDICTION

a)	This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

b)	If a dispute arises out of or relates to this Agreement or its breach (the “Matter”), the parties agree to resolve the Matter as follows:

i)	a party (the “Initiating Party”) shall submit written notice of the Matter to the other parties and request negotiation;

ii)	the parties shall attempt in good faith to resolve any Matter arising out of or relating to this Agreement promptly by negotiation between representatives which the parties may appoint, and

iii)	if the Matter has not been resolved within 30 days of a party’s request for negotiation, either party may request that the Matter be submitted to a sole mediator selected by the parties for mandatory mediation of not more than five days’ duration.

19

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

c)	If the Matter has not been resolved by such mediation, either party may submit the Matter for binding arbitration, without limiting either Party’s right to seek appropriate injunctive relief, if the Parties are unable to promptly resolve a dispute informally or by mediation, the Party alleging a material breach (the “Moving Party”) may initiate arbitration by providing the other Party written notice of its intent to arbitrate. If the Parties are unable to agree upon an arbitrator within three business days of the Moving Party’s written notice to arbitrate, the Moving Party may request the American Arbitration Association (“AAA”) to appoint an arbitrator. The AAA will then select an arbitrator who can promptly proceed with and strive to conclude the arbitration as specified herein. If a dispute is submitted to an arbitrator, it must be finally resolved through binding arbitration in Santa Clara, California, according to the Commercial Arbitration Rules of the AAA, except as modified in this Agreement. The award rendered by the arbitrator is final and binding on the Parties and is deemed enforceable in any court having jurisdiction over the matter. The arbitration will be heard by a single arbitrator who must, by training, education, or experience, have knowledge of the general subject matter of this Agreement. The arbitrator will have only the power to award damages, injunctive relief and other remedies to the extent the same would be available in a court of law having jurisdiction of the matter, except that the arbitrator will not have the power to vary the provisions of this Agreement. The arbitrator must promptly commence the arbitration proceeding with the intent to conclude the proceedings and issue a written decision stating in reasonable detail the basis for the award, which must be supported by law and substantial evidence, as promptly as the circumstances demand and permit, but generally no later than ten weeks after the arbitrator’s appointment. Each Party acknowledges that it is giving up judicial rights to a jury trial, discovery and most grounds for appeal under the foregoing provision.

d)	The parties shall not be entitled to rely on or introduce as evidence before any arbitral proceedings whether or not such proceedings relate to the Matter that is the subject of the negotiations:

i)	views expressed or suggestions made by another party in respect of a possible settlement of the Matter;

ii)	admissions or proposals made by another party in the course of negotiations; or

iii)	the fact that the other party had indicated his willingness to accept a proposal for settlement made by another party.

e)	The mediation and arbitration shall be held in Delaware. The parties, their representatives, the mediator and the arbitrator shall hold the existence, content and results of any negotiation, mediation or arbitration in confidence unless disclosure is required by law or regulation, and in such case the parties shall take reasonable precautions to only disclose what is required by the law or governmental regulation.

f)	Any award of the Arbitration shall be final and binding on the parties and shall be enforceable in any court having jurisdiction over the party from whom enforcement is requested. The prevailing Party is entitled to recover from the non-prevailing Party the reasonable attorneys’ fees, expenses and costs incurred by the prevailing Party in any arbitration.

*** Signature Page to Follow ***

20

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

AGREED AND UNDERSTOOD:

LICENSOR
GINER, INC.

By:

Name:

Title:

Date:

LICENSEE
WORLD MEDIA & TECHNOLOGY CORP.

DATE:

By:	/s/ Fabio Galdi
Fabio Galdi
Chief Executive Officer

21

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

Appendix A

Gantt Chart

22

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

Appendix B

Description of the Licensed Products and related Intellectual Property Rights

The TAS unit.

The Advanced App.

The existing transdermal alcohol sensor (TAS) technology, any updates or enhancements thereto and any newly developed TAS technology, and their related Intellectual Property Rights

Consisting specifically of:

1.	US Nonprovisional Patent No. 5,944,661 for the original transdermal alcohol sensor technology.

2.	US Provisional Patent No. 62/447,214 for a data analysis algorithm that correlates transdermal alcohol sensor response to the user’s subjective feelings of intoxication.

3.	GI expects to file a nonprovisional patent for the “waterless” transdermal alcohol sensor technology by mid-2017, which would be subject to this Agreement

4.	All future patents related to the GI’s transdermal alcohol sensor technology occurring during the Term of this Agreement.

5.	GI’s trade secrets related to transdermal alcohol sensor technology, including, but not limited to, TAS units currently sold to collaborators and commercial partners, the WrisTAS 7 sensing component and all previous sensing component versions, the WrisTAS 7 device, a miniaturized “waterless” TAS sensing component, potentiostatic circuitry, electronic circuit layout and design for the TAS sensor, sensor hardware, sensor software, data analysis algorithms, calibration methods, calibration curves and values, and manufacturing know-thereof.

6.	GI’s trademark for “WrisTAS”.

23

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

Appendix C1

Funding Payment Schedule

$750K upon project startup

$300K 3 months after project startup

$275K 6 months after project startup

$275K 9 months after project startup

Project startup will be the Effective Date of this Agreement.

The first element of the NRE cost will provide for the automation/scale-up of the manufacturing process to support a capacity of at least 1million units per year.

The second element of the NRE cost will provide for design support to WRMT in integrating the sensor into the Helo 2.0 device, development of an advanced data analysis app, longevity and human testing of the prototype TAS device, and support for the integration of data analysis algorithms and calibration implemented into the Helo 2.0 device.

GI and WRMT recognize that specialized packaging may be needed for integrating the delivered TAS units into WRMT’s manufacturing system, and this specialized packaging may require additional NRE funding.

24

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

Appendix C2

Per Unit Pricing*

0 to 250K TAS units :	$9/unit
250K+ to 500K TAS units :	$8/unit
500K+ to 750K TAS units :	$7/unit
750K+ to 1M TAS units :	$6/unit
1M+ to 2.5M TAS units:	$5/unit
2.5M+ to 5M TAS units:	TBD
5.0M+ TAS units:	TBD

*K = thousand; M= Million

If subsequent sales in a given year reach a new volume-based price range, GI will rebate the difference between the new volume-based price range and the volume-based price range of the previous sales. For instance, if WRMT initially purchases 250K at $9 per TAS unit and subsequently purchases 250K more at $8 per TAS unit, GI will provide a rebate to WRMT for the difference of $1 per TAS unit for the previous 250K TAS units purchased.

Appendix C3

Minimum Volumes*

Year 1: 200K TAS units

Year 2: 500K TAS units

Year 3: 1M TAS Units

Year 4: 2M TAS Units

Year 5: 3M TAS Units*

*1 year = 1 calendar year, starting on the date specified in Section 3.4.

* K= thousand; M = million

*WRMT and GI will negotiate in good faith for the purpose of establishing a joint venture upon 3 million in TAS unit sales.

25

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

APPENDIX D

GI Technical Support and Maintenance

During the NRE Phase, Giner shall supply the following technical support and maintenance:

1.	All drawings related to the miniaturized “waterless” TAS unit and associated electronics.

2.	Technical support will be provided to WRMT’s design partners for integrating the TAS unit and electronics into the Helo device.

3.	Technical support for data collection algorithms, including a protocol for calibrating the TAS unit.

4.	Feedback on Giner’s testing of the Helo 2.0 alpha device with the integrated TAS unit, including any modifications the TAS unit or associated electronics.

5.	Technical support for integrating TAS sensor output from the CPU into Helo’s hardware SDK.

6.	Technical support and drawings for the final TAS design to be integrated in the final commercial version of the Helo 2.0 device.

26

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

APPENDIX E

Integration Statement of Work

OVERALL TIMELINE:

Three (3) months to integrate the technology into Helo 2.0

Three (3) months rigorous testing

Three (3) months to finalize Beta product and launch mass production 100K – 1M units/year.

PROJECT DESCRIPTION:

A miniaturized “waterless” TAS sensor that is able to passively and non-invasively detect alcohol diffusing through the skinIt is expected that these sizes provided in the Specifications should be adequate for Helo 2.0 and it should be noted that further miniaturization could be costly and time consuming as a technology change and further testing would be required.

GI will supply the TAS units for the final commercial Helo 2.0 product and successor products. WRMT will supply the TAS housings and stack-up, approved by GI during the NRE design phase, for the final commercial Helo 2.0 product and successor products.

SPECIFICATIONS:

Packaged Sensor Dimensions:	0.580” in diameter and 0.220” in height, or less.
Sensing Component Dimensions:	0.380” in diameter and 0.020” in height, or less.
Membrane Tolerance:	+/-5% the dimension of the final design.
Electrode Tolerance:	+/-5% the dimensions of the final design.
Electrode Orientation:	<2[o] the angle of the final design.
Alcohol Sensor Response:	>2.0microAmps for a 10mg/dL standard calibration solution.
Resistance Testing:	Each TAS unit will be checked for shorts or high resistance before shipment.

27

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

APPENDIX F

Advanced App

Project Description:

A mobile software application with transdermal alcohol response data in engineering units and with advanced features, such as a hangover alert

Specifications:

1. SDK Integration.  GI will provide access to all of the alcohol raw signal that is used in the Advanced App, to WRMT’s chosen Helo App Store developer via API so it can provide raw signal to other 3rd party API developers in WRMT’s SDK library.

2. Login/Registration Page. GI will provide registration page with username and login.

3. Syncing Device. After initial registration, GI will have the user sync their Smartphone to the Helo to obtain the alcohol data (if the syncing was not done already through the main Helo app).

4. Data Transmission. The raw output from the alcohol sensor ADC on Toshiba CPU will be transmitted via BLE to the Smartphone, and used to calculate the %BAC values.

5. Sensor Calibration. GI will provide the calibration factors for each sensor used to convert the raw signal coming from the ADC. The calibration will be dynamic in that it will change over time, and Giner will supply the software algorithm to adjust the calibration

6. Advanced App Features. GI will provide one or more advanced app features, such as (1) a “Hangover Alert” that correlates a user’s subjective feelings of intoxication to their response curve and uses that correlation to offer an drinking pace alert during future events, and (2) an algorithm giving an estimate of time until sobriety while a user is drinking.

7. Graphical Data. GI will provide a graph of the user’s alcohol response over the last 8-24 hours.

8. Historical Data. GI will provide a summary of drinking behaviour, such as number of drinks and how often the user drinks, over a specified time period (e.g. over the previous year).

9 “Big Data” Transmission. For the user’s that consent to the use of their data, the app will send their user drinking data to WRMT’s “Big Data” storage system.

10. Payment System. For any user app payments, GI will integrate will PayNovi’s payment system.

11. OS Updates. GI will provide updates to the app as iOS and Android update their OS’s.

12. Device Updates. GI will update the app as new Helo versions become available from WRMT.

Timeline:

GI will provide pre-launch testing of the app estimated at ~6 months from startup. After the pre-launch testing, GI will make any necessary modifications and adjustments to the app, and the app will be finalized at least 1 week before the end of the 9-month NRE time period.

Consideration Terms:

a)	GI will receive 30% of the Net Revenue generated by sales of the Advanced App developed by GI under the terms set forth in the Helo App Store Standard App Agreement which will be placed on the following website: http://www.heloappstore.com/.”

a.	Net Revenue means the total amount charged to, and received from, customers for an Advanced App sale, less all platform application download fees (using iTunes charges as the benchmark), taxes, customer charge-backs or refunds, and transactions processing fees (processing fees are capped at seven percent (7%) of the gross amount).

28

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties

b)	In lieu of revenue-sharing payments generated by third-party API developers from the use of GI’s transdermal alcohol sensor, WRMT will provide an additional sensor enablement fee of $0.25 per sensor for the use of GI’s transdermal alcohol sensor in third-party apps.

c)	GI will apply the revenue received from purchases of the Advanced App and the sensor enablement fee against the NRE cost up to a total of 50% of the total NRE cost.

d)	If GI enters one of the excluded markets that uses the transdermal alcohol sensor that is the same or materially similar to the design developed under this NRE and the excluded market generates sales up to 100K TAS units per year, GI will reimburse WRMT for additional 25% of the total NRE cost to be also paid back from the purchases of the Advanced App and the sensor enablement fee.

Schedule 5.4

Complete List of Contracts with GI

GI has an existing relationship with BI, Inc. for the purchase of WrisTAS 7 sensing components for use in the law enforcement market. GI has no long-term contract with BI, as BI generally places new orders for product about every two (2) months.

29

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of WRMT, its Affiliates, and third party representatives, and GI except under written agreement by the contracting parties